Exhibit 99.1

Contact:	Joseph M. Solomon
President and Chief Executive Officer
(410) 866-4500

FAIRMOUNT BANK

CONVERTS TO A STATE-CHARTERED COMMERCIAL BANK

November 18, 2013

Fairmount Bancorp, Inc. (the “Company”) (OTCBB: FMTB), the holding company for Fairmount Bank (the “Bank”), announced today that the Bank has converted from a federally-chartered stock savings bank to a Maryland-chartered commercial bank effective November 15, 2013.

Joseph M. Solomon, President and Chief Executive Officer of the Company and the Bank, stated, “Our Board of Directors believes that the charter conversion is in the best interests of the Company, the Bank, our customers, depositors and the communities we serve. The conversion is consistent with and promotes our community banking focus. From our customers’ perspective, the charter conversion should be transparent. We will continue to operate under the “ Fairmount Bank” corporate title from our current office. The terms and conditions of our customers’ loans and deposit accounts will not be affected whatsoever. The deposit accounts of our customers will continue, without interruption, to be insured by the FDIC up to the applicable $250,000 legal limit.”

“We have had success as a federally chartered savings bank and greatly appreciate our relationships with our federal regulators, the Office of the Comptroller of the Currency, prior to that, and the Office of Thrift Supervision. We have determined, however, that converting to a Maryland-chartered commercial bank at this time best positions the Bank to compete in our market and to further execute our current strategies. Since our conversion to stock form, we have expanded our product offerings to include a broader range of commercial and retail products and services. We believe the Maryland commercial bank charter will be a better fit as we continue to transform our balance sheet and product mix to more effectively pursue our banking strategies.”

The Office of the Commissioner of Financial Regulation of the State of Maryland will act as the Bank’s primary regulator. The Board of Governors of the Federal Reserve System will continue to regulate the Company.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.